Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212302

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated August 10, 2016)

Sorrento Therapeutics, Inc.

32,317,959 Shares of Common Stock

This Prospectus Supplement No. 2 amends and supplements information contained in that certain Prospectus, dated August 10, 2016, as amended and supplemented by that certain Prospectus Supplement No. 1, dated August 18, 2016, or, as so amended and supplemented, the Prospectus, relating to the resale by the investors listed in the section of the Prospectus entitled “Selling Stockholders”, or the Selling Stockholders, of up to 32,317,959 shares of our common stock, par value $0.0001 per share, or the Common Stock. The 32,317,959 shares of Common Stock consist of: (i) 27,027,023 shares of Common Stock, and (ii) up to 5,290,936 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock, or the Warrants. We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 2 supersedes information contained in the Prospectus.

We are filing this Prospectus Supplement No. 2 to reflect the transfer by Shenzhen Sciprogen Biopharmaceutical Co., Ltd., one of the Selling Stockholders named in the Prospectus, of (1) 1,801,801 shares of Common Stock and (2) a Warrant to purchase 261,438 shares of Common Stock to 3SBio Inc., or, collectively, the Transfer. Accordingly, the shares of Common Stock and the Warrant to purchase shares of Common Stock previously held by Shenzhen Sciprogen Biopharmaceutical Co., Ltd. are now owned by 3SBio Inc.

The Selling Stockholders table in the Prospectus is hereby amended to reflect the Transfer. Accordingly, this Prospectus Supplement No. 2 amends the Selling Stockholders table beginning on page 7 of the Prospectus by (1) deleting the Shenzhen Sciprogen Biopharmaceutical Co., Ltd. line and replacing it with the line set forth below, and (2) deleting footnote 15 to the Selling Stockholders table in the Prospectus and replacing it with the footnote 15 set forth below. This Prospectus Supplement No. 2 does not impact any other Selling Stockholders set forth in the Selling Stockholders table in the Prospectus.

	Shares Beneficially Owned Prior to the Offering(1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Offering(1)(2)
Name	Number		Percentage	Number	Number	Percentage
3SBio Inc.	2,063,239	(15)	3.1%	2,063,239	—	—

(15)	The number of shares consists of (i) 1,801,801 shares of Common Stock, and (ii) 261,438 shares of Common Stock issuable upon exercise of a Warrant. Dr. Jing Lou, the CEO and chairman of the board of 3SBio Inc., may be deemed to have voting and dispositive power over the securities held by 3SBio Inc. Dr. Jing Lou disclaims beneficial ownership with respect to such shares. The business address of 3SBio Inc. is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. 3SBio Inc. has agreed not to, without our prior written consent, sell, assign, encumber, hypothecate, pledge, convey in trust, gift, transfer by request, devise or descent, or otherwise transfer or dispose of any shares of our Common Stock or securities convertible into, exercisable or exchangeable for Common Stock until at least December 6, 2016. TNK Therapeutics, Inc., our subsidiary, or TNK, and Shenyang Sunshine Pharmaceutical Company Ltd., an affiliate of 3SBio Inc., have entered into a joint venture agreement to develop and commercialize proprietary immunotherapies, including those developed from, including or using TNK’s chimeric antigen receptor T cell technology targeting carcinoembryonic antigen positive cancers.

The date of this prospectus supplement is September 1, 2016.

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